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                                AGREEMENT OF MERGER


     THIS AGREEMENT OF MERGER dated as of December 23, 1998 by and Ionosphere, Inc., a Nevada corporation (hereinafter "Ionosphere"), and Axonyx Inc., a Delaware corporation (hereinafter "Axonyx"), Ionosphere and Axonyx being hereinafter collectively referred to as the "Constituent Corporations."

     WHEREAS, the respective Board of Directors of each of the Constituent Corporations deem it advisable and generally to the welfare and advantage of each, and of their respective shareholders, to merge the Constituent Corporations; and

     NOW, THEREFORE, in consideration of the premises and the mutual agreements, provisions and covenants herein contained, the parties hereto hereby agree in accordance with the Delaware General Corporation Law and the Nevada General Corporation Act that Ionosphere and Axonyx shall be, at the effective date of this Agreement, merged into a single corporation existing under the laws of the State of Nevada, to wit, Ionosphere, one of the Constituent Corporations, which shall be the surviving corporation (such corporation in this capacity being hereinafter referred to as the "Surviving Corporation"), and the parties hereby adopt and agree to the following terms and conditions relating to said merger and the procedures for carrying the same into effect.

I.   NAME, CERTIFICATE OF INCORPORATION, BY-LAWS, DIRECTORS AND OFFICERS

     1.1 NAME OF SURVIVING CORPORATION. The name of the corporation which shall survive the merger after the Effective Date (as defined in section 3.2 hereof) shall be Ionosphere, Inc., a Nevada corporation. The Surviving Corporation will, as soon as practicable after the Effective Date, change its name to Axonyx Inc., a Nevada corporation.

     1.2 CERTIFICATE OF INCORPORATION. The Articles of Incorporation of Ionosphere, as amended, shall from and after the Effective Date be the Articles of Incorporation of the Surviving Corporation until changed or amended as provided by law. Said Articles of Incorporation are hereby made a part of this Agreement with the same force and effect as if herein set forth in full, and said Articles of Incorporation may be separately certified as the Articles of Incorporation of the Surviving Corporation.

     1.3 BY-LAWS. The By-Laws of Ionosphere as in effect on the Effective Date shall from and after the Effective Date be and continue to be the By-Laws of the Surviving Corporation until changed as therein provided.

     1.4 DIRECTORS. Concurrent with, and as a condition to, the consummation of the merger, the Ionosphere directors shall resign after appointing the current directors of Axonyx to the board of directors of Ionosphere. Pursuant to this resignation and


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appointment, the names and addresses of the persons who shall be the initial directors of the Surviving Corporation and who shall hold office until their successors are elected in accordance with the By-Laws of the Surviving Corporation, are as follows:

     Albert D. Angel          4 Rocky Way, Llewellyn Park, West Orange,
     (Chairman)               New Jersey 07052

     Marvin S. Hausman        4041 State Highway 14, House #1, Stevenson,
                              Washington 98648

     Christopher Wetherhill

     Michael R. Espey         318 18th Ave. E., Seattle, Washington 98112

     Michael M. Strage        165 W. 88th St., New York, New York 10024

     1.5 OFFICERS. The names and addresses of the persons who are to be the initial officers of the Surviving Corporation who shall be elected at a Board Meeting concurrent with the consummation of the merger and shall hold office until their successors are elected or appointed in accordance with the By-Laws of the Surviving Corporation, are as follows:


     NAME                OFFICE                        ADDRESS
     ----                ------                        -------
     Marvin S. Hausman   President & CEO               same as above

     Michael R. Espey    Vice President & Secretary    "    "

     Michael M. Strage   Vice President & Treasurer    "    "

II.  STATUS AND CONVERSION OF SECURITIES

     2.1 AXONYX CAPITAL STRUCTURE. As of December 23, 1998, Axonyx has the following securities issued and outstanding: 5,250,000 shares of common stock, 250,000 stock purchase warrants, and 75,000 nonstatutory stock purchase options exercisable at $0.10 per share. Given the pendency of a private placement offering by Axonyx, knowledge of which Ionosphere acknowledges, these sums are subject to change up to the Effective Date.

     2.2 IONOSPHERE CAPITAL STRUCTURE, REVERSE STOCK SPLIT, EXERCISE OF OPTION. Immediately prior to the Effective Date, Ionosphere has the following securities issued and outstanding: 4,100,000 shares of common stock. As a condition precedent to this Agreement and the merger pursuant thereto, Ionosphere shall, concurrent with the consummation of the merger, reverse split their shares on a 2:1 basis, resulting in a total of


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2,050,000 shares being issued and outstanding.  This reverse split has been duly authorized by the Board of Directors of Ionosphere on December 1, 1998.

     Ionosphere holds a Stock Option Agreement dated September 30, 1998 under which it has the right, within 90 days of the date of the Stock Option Agreement, to purchase 2,900,000 shares of Ionosphere common stock (1,450,000 post reverse split) from T.J. Jesky, a major shareholder, for $30,000 (the "Option"). The Surviving Corporation shall have the same rights as Ionosphere under this Stock Option Agreement from and after the Effective Date. The Constituent Corporations agree that the Surviving Corporation shall exercise the Option as soon as practicable after the Effective Date and both Ionosphere and Axonyx agree that the successful exercise of the Option and the return of the 1,450,000 shares to the treasury of the Surviving Corporation is a critical condition to the effective consummation of the merger.

     2.3 AUTHORIZED CAPITALIZATION OF SURVIVING CORPORATION. The total number of shares of all classes of stock which the Surviving Corporation shall have authority to issue shall be twenty five million (25,000,000) shares of Common Stock, par value $0.001 per share (hereinafter called "Common Stock of the Surviving Corporation") including five million (5,000,000) shares of Preferred Stock; par value $0.001 per share.

     2.4 MANNER OF CONVERTING SECURITIES. The procedure for converting shares of capital stock of each of the Constituent Corporations into shares of capital stock of the Surviving Corporation shall be as follows:

          (a) COMMON STOCK OF AXONYX. Each outstanding Share of Common Stock, $0.001 par value, of Axonyx, and any additional shares of such stock issued prior to the Effective Date, shall be converted into and exchanged for, and from and after the Effective Date shall represent, one (1) share of the common stock of the Surviving Corporation (the "Common Stock"); and the holder thereof shall be entitled to precisely the same rights which it would enjoy if it held certificates issued by the Surviving Corporation.
     No fractional shares of Common Stock of the Surviving Corporation shall be issued. Upon the surrender of any such certificate or certificates to the Surviving Corporation, the transferee or other holder of the certificate or certificates surrendered shall receive in exchange therefor a certificate or certificates of the Surviving Corporation. The shares of Common Stock to be issued to the Axonyx shareholders will not be registered under the Securities Act of 1933 and will consequently be restricted stock that cannot be transferred or resold unless registered or pursuant to an applicable exemption from registration.

          Each outstanding Axonyx stock purchase warrant shall be exchanged for a stock purchase warrant of the Surviving Corporation, on the same terms and conditions as the Axonyx stock purchase warrant. Upon the surrender of any such stock purchase warrant to the Surviving Corporation, the transferee shall receive in exchange therefor a warrant certificate of the Surviving Corporation.


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          The Axonxy outstanding nonstatutory stock purchase options shall, upon consummation of the merger, become outstanding nonstatutory stock purchase options (the "Options") of the Surviving Corporation, subject to the 1998 Ionosphere Stock Option Plan.

          (b) COMMON STOCK OF IONOSPHERE. The shares of Common stock of Ionosphere outstanding on the Effective Date, after giving effect to the reverse split and the exercise of the Stock Option Agreement (i.e. 600,000 shares), and the certificates representing the same shall be converted into and exchanged for, and from and after the Effective Date shall represent, one (1) share of the Common Stock of the Surviving Corporation; and the holder thereof shall be entitled to precisely the same rights which it would enjoy if it held certificates issued by the Surviving Corporation.
     No fractional shares of Common Stock of the Surviving Corporation shall be issued. Upon the surrender of any such certificate or certificate to the Surviving Corporation, the transferee or other holder of the certificate or certificates surrendered shall receive in exchange therefor a certificate or certificates of the Surviving Corporation.

III. SHAREHOLDER APPROVALS; EFFECTIVE DATE; FILING DATE

     3.1  SHAREHOLDER APPROVALS.

          (a) Axonyx has called a Special Meeting of Stockholders to be held on December 28, 1998 in accordance with the Delaware General Corporation Law to consider and vote upon the adoption of this Agreement. On or before December 21, 1998, the shareholders of Ionosphere shall adopt, in lieu of such a meeting, unanimous or legally sufficient written shareholder consent to the adoption and execution of this Agreement in accordance with the Nevada General Corporation Act.

          (b) If this Agreement is approved and adopted at the Axonyx Special Meeting and by written shareholder consent by Ionosphere and if the merger is not thereafter abandoned pursuant to Article IX of this Agreement, that fact shall be certified upon this Agreement or a conformed counterpart by the Secretary of each of the Constituent Corporations, under their respective corporate seals; this Agreement so adopted and certified shall be signed, sealed and acknowledged by and on behalf of each of the Constituent Corporations; and this Agreement so adopted, certified, signed, sealed and acknowledged shall be submitted for filing and recording in accordance with the Nevada General Corporation Act and the Delaware General Corporation Law respectively.

     3.2 EFFECTIVE DATE. This Agreement shall become effective for all purposes of the laws of the states of Nevada and Delaware on December 28, 1998 following the Special Meeting of Stockholders of Axonyx scheduled for that date and the adoption of


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the merger resolution presented to stockholders at that meeting for approval.
The date of such effectiveness is referred to herein as the "Effective Date".

      3.3 FILING DATE. Counsel for the Constituent Corporations shall agree upon the date on which this Agreement or related documentation shall be submitted for filing in the states of Nevada and Delaware. The date of such submission for filing is hereinafter referred to as the "Filing Date".

IV. AUDITED FINANCIAL STATEMENT. Axonyx and Ionosphere shall appoint a qualified accounting firm to prepare audited financial statement of their respective companies as of December 31, 1998. Such audited financial statements will be furnished to the Surviving Corporation as soon as practicable after the Effective Date.

V. LEGAL OPINION ON MERGER. Ionosphere shall retain a qualified attorney who will provide a legal opinion indicating that the proposed merger meets the requirements of applicable securities laws and has been properly approved by all applicable regulatory agencies.

VI. LAWSUIT DISCLOSURE. Axonyx and Ionosphere each represent that they are not a party to any legal actions as a defendant and further represent that they are not aware of any threatened legal action by any third party.

VII. REGISTERED OFFICE; PURPOSES. The address of the Surviving Corporation's registered office in the State of Nevada will be 50 West Liberty, Suite 880, Reno, Nevada 89501, and its registered agent at such address shall be Nevada Agency and Trust Company.

      The purpose of the Surviving Corporation shall be to engage in any lawful act or activity for which corporations may be organized under the Nevada General Corporation Act.

VIII. CERTAIN EFFECTS OF MERGER

      When the merger becomes effective, the separate existence of Axonyx shall cease, Axonyx shall be merged into Ionosphere, and the Surviving Corporation, without further action, shall succeed to and shall possess and enjoy all the rights, privileges, powers and franchises both of a public and private nature, and be subject to all restrictions, disabilities, and duties, of Axonyx, and all property, real, personal and mixed, and all debts due to Axonyx any account, as well as for stock subscriptions as all other things in action or belonging to Axonyx, and every other interest shall be vested in the Surviving Corporation as effectually as they were vested in Axonyx; and the title to any real estate and to any other property vested by deed or otherwise, under the laws of the state of Delaware or of any other jurisdiction in Axonyx shall not revert or be in any way impaired by reason of the merger or the statutes providing therefor; provided, however, that all rights of creditors and all liens upon any property of Axonyx shall be preserved unimpaired, limited


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to the property affected by such liens at the time of the merger, and all debts, liabilities and duties of Axonyx shall henceforth attach to the Surviving Corporation and may be enforced against it to the same extent if they had been incurred or contracted by it. Any time, or from time to time, after the Effective Date, the last acting officers of Axonyx or the corresponding officers of the Surviving Corporation may, in the name of Axonyx, execute and deliver all such proper deeds, assignments and other instruments and take or cause to be taken all such further or other action as the Surviving Corporation may deem necessary or desirable in order to vest, perfect or confirm in the Surviving Corporation title to and possession of all of Axonyx's property, rights, privileges, powers, franchises, immunities and interests and otherwise to carry out the purposes of this Agreement.

IX.  TERMINATION AND ABANDONMENT

     This Agreement and the merger contemplated hereby may be terminated and abandoned by resolution of the Board of Directors of Axonyx at any time and for any reason whatsoever prior to the Effective Date and the subsequent successful exercise of the Option. In the event of the termination and abandonment of this Agreement and the merger pursuant to the foregoing provisions of this Article IX, this Agreement shall become void and have no effect, without any liability on the part of either of the Constituent Corporations or their shareholders, directors or officers in respect thereof.

X.   GENERAL

     10.1 EXECUTION IN COUNTERPARTS. For the convenience of the parties and to facilitate filing, this Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of them together shall constitute one and the same document.

     10. 2     AMENDMENTS, SUPPLEMENTS, ETC.

     At any time before or after approval and adoption by the respective shareholders of the Constituent Corporations, this Agreement may be amended, or supplemented by additional agreements as may be determined in the judgment of the Boards of Directors of the Constituent Corporations to be necessary, desirable or expedient to clarify the intention of the parties hereto or to effect or facilitate the filing, recording or official approval of this Agreement and the consummation of and the merger pursuant thereto, in accordance with the purpose and intent of this Agreement.


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     This Agreement of Merger is signed this 23rd day of December, 1998.

                              Axonyx Inc.



                                   /s/ Marvin S. Hausman, M.D.
                                   -----------------------------------------
                                   Marvin Hausman, M.D., President & CEO

ATTEST:



/s/ Michael R. Espey
------------------------------
Michael R. Espey, Secretary


                                   Ionosphere, Inc.



                                   /s/ Ray Kuh
                                   -----------------------------------------
                                   Ray Kuh, President


ATTEST:



/s/ Cindy Swank
------------------------------
Cindy Swank, Secretary